[FORM OFFER LETTER]



Dear Prospective Investor:

                  We appreciate your interest in becoming affiliated with Doctors Health System, Inc. and are prepared to make you the following offer based upon our determination that the value of your practice is $__________:

                  1. ________ shares of the Class B Common Stock of Doctors Health.

                  2. Option to purchase _______ shares of Class B Common Stock at an exercise price of $______ per share.

                  3. Cash in the amount of $____________, of which $_____ represents the depreciated book value of your assets.

                  A Prospectus describing Doctors Health and its affiliates is enclosed. Please direct your attention to Pages ___ to ___ of the Prospectus which describes the risk factors which you should consider in evaluating an investment in the securities offered under the Prospectus and this letter.

                  Again, thank you for your interest. If you have any questions regarding this offer, please feel free to call ___________________________ at
_____________.


                                                 Very truly yours,


                                                 ---------------------------


A registration statement relating to these securities has been filed with the Securities and exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.